Evoqua Water Technologies Reports Third Quarter 2020 Results
Third Quarter 2020 Financial Highlights:
•Consolidated revenues of $347.8 million compared to $360.3 million in the prior year; organic revenues essentially flat
•Net income of $21.8 million compared to net income of $4.3 million in the prior year
•Adjusted EBITDA of $63.8 million, an increase of 5.3% over the prior year

PITTSBURGH -- Evoqua Water Technologies (NYSE:AQUA), an industry leader in mission-critical water treatment solutions, today reported results for its third quarter ended June 30, 2020.
Revenues for the third quarter of fiscal 2020 were $347.8 million, a decrease of 3.5% as compared to the prior year period. The change in revenue was driven primarily by the net impact of acquisitions and the divestiture of the Memcor product line, which resulted in a net decrease in revenue of 2.7% or $9.7 million, in addition to a small decline from negative currency translation. Organic revenues were generally consistent with the prior year period, declining by 0.3%. Net income for the quarter was $21.8 million, resulting in diluted earnings per share (“EPS”) of $0.18 as compared to $0.03 in the prior year period. Net income was favorably impacted year over year by $7.1 million of lower tax expense, $4.4 million of lower interest expense and $3.0 million of non-cash foreign currency translation gains. Adjusted EBITDA for the quarter was $63.8 million as compared to $60.6 million in the prior year period. Adjusted EPS was $0.20 for the quarter as compared to $0.09 in the prior year period. See the “Use of Non-GAAP Measures” section below for additional information regarding Adjusted EBITDA and Adjusted EPS.
“I am pleased with our execution and overall results for the quarter. Our employees have remained focused on safety first while adapting to overcome the challenges presented by COVID-19 at our customers’ locations. During the quarter, all of our facilities remained operational, and we effectively responded to our customers’ needs. Protecting the safety of our employees and stakeholders, ensuring the resiliency of our business and managing the business for liquidity are our key priorities in the current environment,” said Mr. Ron Keating, Evoqua’s CEO.
Mr. Keating continued, “Our third quarter organic revenues, primarily adjusting for the Memcor divestiture, remained consistent with the prior year period. Capital revenues for the quarter were driven by strong microelectronics demand, while service revenues had a slight decline as we experienced COVID-19 related customer shutdowns and lower demand for event driven services. Overall Adjusted EBITDA for the quarter was strong as margins improved over the prior year. Free cash flow conversion was strong, liquidity increased sequentially, and overall leverage improved sequentially during the quarter.”
Mr. Keating stated, “Our pipeline remains robust, and we are engaged with customers on a broad range of outsourced water opportunities. We will continue to protect our employees, capitalize on current market opportunities, remain operationally nimble and enhance our balance sheet flexibility while we prepare for an eventual market recovery. We are closely monitoring customer demand trends as COVID-19 continues to provide challenges to overall market visibility and order conversion timing.”

Third Quarter Segment Results
Evoqua has two reportable operating segments - Integrated Solutions and Services and Applied Product Technologies. The results of our segments for the third quarter are as follows:
Integrated Solutions and Services
Segment revenues increased $3.3 million, or 1.5%, to $228.7 million in the third quarter of fiscal 2020 as compared to the prior year period.
•Capital revenue increased by $11.7 million, exclusive of acquisitions, as compared to the prior year period. The increase was primarily driven by continued strong demand for water solutions and systems in the microelectronics end market.
•Service revenue decreased by $8.8 million as compared to the prior year period. The decline was evenly driven by the timing of completion of certain large projects in the prior year as well as the impact of COVID-19 shut-downs and delays, primarily in the refining and oil and gas end markets, partly offset by price realization related to established service contracts.
•Aftermarket revenue declined by $1.0 million, while the recent investment in Frontier Water Systems, LLC contributed $1.4 million of revenue in the period.

Operating profit decreased by $4.8 million, or 12.8%, to $32.6 million in the third quarter of fiscal 2020 as compared to the prior year period.
•Increased volume and price realization drove a $2.6 million increase in segment profitability as compared to the prior year period. Additionally, cost containment measures implemented in response to the uncertainties of COVID-19 accounted for an additional $2.1 million increase in segment profitability.
•Profitability was negatively impacted by $2.8 million of operational variances related to lower service volumes and service related productivity due to customer shutdowns and enhanced safety protocols in response to COVID-19, as well as $2.9 million related to increased employee related expenses.
•Depreciation and amortization expense increased by $3.8 million compared to the prior year as the segment continues to invest in revenue generating assets.
Segment Adjusted EBITDA decreased $0.8 million, or 1.6%, to $50.6 million in the third quarter of fiscal 2020 as compared to the prior year period. The decline in segment Adjusted EBITDA generally resulted from the same factors which impacted operating profit, other than the change in depreciation and amortization, and also excludes restructuring charges recognized in the period.

Applied Product Technologies
Segment revenues decreased by $15.8 million, or 11.7%, to $119.1 million in the third quarter of fiscal 2020 as compared to the same period in the prior year.
•The divestiture of the Memcor product line and the acquisition of ATG UV resulted in a net reduction in revenue of $11.1 million.
•An additional $1.4 million reduction in revenue resulted from unfavorable foreign currency translation.
•Revenue declined across multiple product lines in the Americas and EMEA by $3.6 million and $1.7 million, respectively, mainly due to COVID-19 related customer site closures and delays. These decreases were partially offset by organic revenue growth in Asia Pacific of $2.0 million, driven by volume in the Anodes & Aquatics product lines, as demand improved in the region as it recovers from COVID-19.
Operating profit increased $1.1 million to $23.6 million for the third quarter of fiscal 2020 as compared to the prior year period.
•Increased operating profit was driven by mix and price performance improvements of $3.2 million and operational performance improvements of $2.7 million related to the cost reduction initiatives associated with two-segment realignment.
•These increases were offset by the impact of decreased volume by $2.9 million, $0.9 million in materials inflation and employee expenses, $0.2 million due to the divestiture of the Memcor product line net of the acquisition of ATG UV Technology, and $0.2 million of unfavorable foreign currency translation.
•Segment operating profit also includes the positive impact of $0.9 million of lower depreciation expense.
•Further net operating profit decrease of $1.4 million was attributable to the change in other non-recurring charges or benefits as compared to the prior year period.
Segment Adjusted EBITDA increased $1.6 million, or 5.9%, to $28.9 million in the third quarter of fiscal 2020 as compared to $27.3 million in the same period of the prior year. The increase in segment Adjusted EBITDA was driven by the same factors which impacted segment operating profit, other than the change from depreciation and amortization, and for this segment also excludes restructuring and other activity incurred in the current year that increased Adjusted EBITDA by $1.4 million as compared to the prior year period.

Third Quarter Earnings Call and Webcast
The Company will hold its third quarter of fiscal 2020 earnings conference call Tuesday, August 4, 2020, at 10:00 a.m. E.T. The live audio webcast and presentation slides for the call will be accessible via Evoqua’s Investor Relations website, http://aqua.evoqua.com/. The link to the webcast replay as well as the presentation slides will also be posted on Evoqua’s Investor Relations website.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across ten countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Revenue	$347,827	$360,343	$1,045,595	$1,031,973
Cost of product sales and services	(237,593)	(249,049)	(718,440)	(736,338)
Gross profit	110,234	111,294	327,155	295,635
General and administrative expense	(44,867)	(49,525)	(152,767)	(152,571)
Sales and marketing expense	(29,855)	(31,959)	(101,845)	(103,546)
Research and development expense	(2,782)	(3,281)	(9,655)	(11,384)
Total operating expenses	(77,504)	(84,765)	(264,267)	(267,501)
Other operating income, net	336	562	61,025	4,066
Income before interest expense and income taxes	33,066	27,091	123,913	32,200
Interest expense	(10,485)	(14,842)	(37,320)	(43,759)
Income (loss) before income taxes	22,581	12,249	86,593	(11,559)
Income tax (expense) benefit	(740)	(7,959)	(3,336)	1,134
Net income (loss)	21,841	4,290	83,257	(10,425)
Net income attributable to non‑controlling interest	457	155	916	786
Net income (loss) attributable to Evoqua Water Technologies Corp.	$21,384	$4,135	$82,341	$(11,211)
Basic income (loss) per common share	$0.18	$0.04	$0.71	$(0.10)
Diluted income (loss) per common share	$0.18	$0.03	$0.68	$(0.10)

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amounts)

	June 30, 2020	September 30, 2019
ASSETS
Current assets	$642,722	$637,293
Cash and cash equivalents	142,737	109,881
Receivables, net	242,898	257,585
Inventories, net	159,446	137,164
Contract assets	77,590	73,467
Other current assets	20,051	21,940
Assets held for sale	—	37,256
Property, plant, and equipment, net	356,424	333,584
Goodwill	393,427	392,890
Intangible assets, net	316,299	314,767
Operating lease right-of-use assets, net	39,427	—
Other non-current assets	29,597	28,505
Non-current assets held for sale	—	30,809
Total assets	$1,777,896	$1,737,848
LIABILITIES AND EQUITY
Current liabilities	$335,292	$322,221
Accounts payable	154,322	144,247
Current portion of debt	14,611	13,418
Contract liabilities	30,841	39,051
Accrued expenses and other liabilities	124,016	101,839
Other current liabilities	11,502	9,458
Liabilities held for sale	—	14,208
Non-current liabilities	995,274	1,049,805
Long-term debt	855,359	951,599
Obligation under operating leases	31,008	—
Other non-current liabilities	108,907	94,541
Non-current liabilities held for sale	—	3,665
Total liabilities	1,330,566	1,372,026
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 119,392 shares, outstanding 117,197 at June 30, 2020; issued 116,008, outstanding 114,344 shares at September 30, 2019	1,187	1,154
Treasury stock: 2,195 shares at June 30, 2020 and 1,664 shares at September 30, 2019	(2,837)	(2,837)
Additional paid-in capital	578,842	552,422
Retained deficit	(93,972)	(174,976)
Accumulated other comprehensive loss, net of tax	(38,019)	(13,004)
Total Evoqua Water Technologies Corp. equity	445,201	362,759
Non-controlling interest	2,129	3,063
Total shareholders’ equity	447,330	365,822
Total liabilities and shareholders’ equity	$1,777,896	$1,737,848

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS (Unaudited)
(In thousands)

	Nine Months Ended June 30,
	2020	2019
Operating activities
Net income (loss)	$83,257	$(10,425)
Reconciliation of net income (loss) to cash flows provided by operating activities:
Depreciation and amortization	80,056	71,397
Amortization of debt related costs (includes $1,795 and $0 write off of deferred financing fees)	3,504	1,916
Deferred income taxes	(1,422)	(4,115)
Share-based compensation	8,504	14,248
Loss (gain) on sale of property, plant and equipment	767	(588)
Gain on sale of business	(68,051)	—
Foreign currency exchange losses on intercompany loans and other non-cash items	(2,438)	4,002
Changes in assets and liabilities	(21,691)	(22,078)
Net cash provided by operating activities	82,486	54,357
Investing activities
Purchase of property, plant and equipment	(65,924)	(63,948)
Purchase of intangibles	(708)	(4,775)
Proceeds from sale of property, plant and equipment	379	2,860
Proceeds from sale of business, net of cash of $12,117	118,894	—
Acquisitions, net of cash received of $0 and $2,073	(10,884)	(2,811)
Net cash provided by (used in) investing activities	41,757	(68,674)
Financing activities
Issuance of debt, net of deferred issuance costs	12,859	15,965
Borrowings under credit facility	2,597	230,000
Repayment of debt	(113,572)	(238,908)
Repayment of finance lease obligation	(9,988)	(9,273)
Payment of earn-out related to previous acquisitions	(175)	(461)
Proceeds from issuance of common stock	17,949	341
Taxes paid related to net share settlements of share-based compensation awards	—	(1,248)
Cash paid for interest rate cap	—	(2,235)
Distribution to non‑controlling interest	(1,850)	(750)
Net cash used in financing activities	(92,180)	(6,569)
Effect of exchange rate changes on cash	793	(357)
Change in cash and cash equivalents	32,856	(21,243)
Cash and cash equivalents
Beginning of period	109,881	82,365
End of period	$142,737	$61,122

Use of Non-GAAP Measures
Adjusted EBITDA
We use the non-GAAP financial measure “Adjusted EBITDA” in evaluating our past performance and future prospects. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non-cash share-based compensation, transaction costs and other gains, losses and expenses.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA, which is a non-GAAP financial measure, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results and provides greater clarity to management and our investors regarding the operational impact of long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance as follows:
•to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;
•in our management incentive compensation which is based in part on components of Adjusted EBITDA;
•in certain calculations under our senior secured credit facilities, which use components of Adjusted EBITDA;
•to evaluate the effectiveness of our business strategies;
•to make budgeting decisions; and
•to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses EBITDA and Adjusted EBITDA of each reportable operating segment to evaluate the operating performance of such segments. EBITDA and Adjusted EBITDA of the reportable operating segments do not include certain charges that are presented within corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs, integration costs and recognition of backlog intangible assets recorded in purchase accounting) and share-based compensation charges.
You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
Adjusted Net Income and Adjusted Earnings Per Share (“EPS”)

Adjusted Net Income is a non-GAAP financial measure that is calculated as net income (loss) adjusted to exclude restructuring and related business transformation costs, share-based compensation, transaction costs, and other (gains) losses and expenses as discussed in the “Adjusted EBITDA” section above, as well as extraordinary interest charges plus or minus the related changes in provision for income taxes.

We present Adjusted Net Income and Adjusted EPS because we believe they are frequently used by analysts, investors and other interested parties in evaluating companies in our industry. Further, we believe they provide greater clarity and comparability period over period to management and our investors regarding ongoing operating performance and highlighting related operating trends.

The following is a reconciliation of our Net income (loss) to Adjusted EBITDA (unaudited):

	Three Months Ended June 30,		Nine Months Ended June 30,
(In millions)	2020	2019	2020	2019
Net income (loss)	$21.8	$4.3	$83.3	$(10.4)
Income tax expense (benefit)	0.8	7.9	3.3	(1.2)
Interest expense	10.5	14.9	37.3	43.8
Operating profit	33.1	27.1	123.9	32.2
Depreciation and amortization	27.6	24.1	80.1	71.4
EBITDA	60.7	51.2	204.0	103.6
Restructuring and related business transformation costs (a)	3.1	4.5	11.0	18.5
Share-based compensation (b)	2.6	5.0	8.6	14.3
Transaction costs (c)	0.3	1.0	1.0	5.5
Other (gains) losses and expenses (d)	(2.9)	(1.1)	(60.5)	13.8
Adjusted EBITDA	$63.8	$60.6	$164.1	$155.7
(a) Restructuring and related business transformation costs
Adjusted EBITDA is calculated prior to considering certain restructuring or business transformation events. These events may occur over extended periods of time, and in some cases it is reasonably possible that they could reoccur in future periods based on reorganizations of the business, cost reduction or productivity improvement needs, or in response to economic conditions. For the periods presented such events include the following:
(i) Certain costs and expenses in connection with various restructuring initiatives, including severance costs, relocation costs, recruiting expenses, and third-party consultant costs to assist with these initiatives. This includes:
(A)  amounts related to the Company’s restructuring initiatives to reduce the cost structure and rationalize location footprint following the sale of the Memcor product line;
(B) amounts related to the Company’s transition from a three-segment structure to a two-segment operating model designed to better serve the needs of customers worldwide; and
(C)  amounts related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure.

	Three Months Ended June 30,		Nine Months Ended June 30,
(In millions)	2020	2019	2020	2019
Post Memcor divestiture restructuring(1)	$1.2	$—	$4.9	$—
Cost of product sales and services ("Cost of sales")	0.8	—	3.7	—
S&M expense	(0.1)	—	—	—
G&A expense	0.5	—	1.2	—
Two-segment restructuring(2)	$0.6	$2.9	$1.9	$9.9
Cost of sales	0.4	1.4	1.0	4.1
R&D expense	—	—	—	0.1
S&M expense	—	0.3	—	0.9
G&A expense	0.2	1.2	0.9	4.8
Various other initiatives(3)	$0.5	$0.6	$1.0	$1.3
Cost of sales	0.3	0.2	0.7	0.7
S&M expense	0.1	—	0.1	—
G&A expense	0.1	0.4	0.2	0.6
Total	$2.3	$3.5	$7.8	$11.2

(1)  of which $4.8 million is reflected in restructuring charges in Note 13, “Restructuring and Related Charges,” to our Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2020 (the “Restructuring Footnote”) in the nine months ended June 30, 2020.
(2) of which $1.9 million and $9.3 million is reflected in the Restructuring Footnote in the nine months ended June 30, 2020 and 2019, respectively.
(3) all of which is reflected in the Restructuring Footnote for the nine months ended June 30, 2020 and 2019, respectively.
(ii) legal settlement costs and intellectual property related fees associated with legacy matters prior to the AEA Acquisition, including fees and settlement costs related to product warranty litigation on Memcor products and certain discontinued products. This includes:

	Three Months Ended June 30,		Nine Months Ended June 30,
(In millions)	2020	2019	2020	2019
Cost of sales	$0.3	$0.1	$0.5	$0.2
G&A expense	0.1	0.2	0.3	0.7
Total	$0.4	$0.3	$0.8	$0.9
(iii) expenses associated with our information technology and functional infrastructure transformation subsequent to the AEA Acquisition, including activities to optimize information technology systems and functional infrastructure processes. This includes:

	Three Months Ended June 30,		Nine Months Ended June 30,
(In millions)	2020	2019	2020	2019
Cost of sales	$—	$0.3	$0.1	$0.4
G&A expense	(0.1)	0.9	0.6	5.9
Total	$(0.1)	$1.2	$0.7	$6.3
(iv) costs associated with the secondary public offering of common stock held by certain shareholders of the Company, as well as costs incurred by us in connection with establishment of our public company compliance structure and processes, including consultant costs. This includes:

	Three Months Ended June 30,		Nine Months Ended June 30,
(In millions)	2020	2019	2020	2019
G&A expense	$0.5	$(0.5)	$1.7	$0.1
Total	$0.5	$(0.5)	$1.7	$0.1
(b) Share-based compensation
        Adjusted EBITDA is calculated prior to considering non-cash share-based compensation expenses related to equity awards. See Note 16, “Share-Based Compensation,” to our Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2020 for further detail.
(c) Transaction related costs
        Adjusted EBITDA is calculated prior to considering transaction, integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred as a result of the transaction decision. Such costs may include, without limitation, consulting and legal costs associated with due diligence and closing a transaction, restructuring and integration costs such as severance, facility consolidation costs, product rationalization or inventory obsolescence charges, system integration or conversion costs, fair value changes associated with contingent consideration, and costs associated with any litigation matters that arise subsequent to our acquisition of a business for which the matter in question preceded the transaction, but was not known, not probable or unresolved at the date of acquisition. We believe that viewing earnings prior to considering these charges provides investors with useful additional perspective because the significant costs incurred in connection with business combinations result primarily from the need to eliminate duplicate assets, activities or employees - a natural result of acquiring or disposing a fully integrated set of activities. Integration and restructuring costs associated with a business combination may occur over several years. This includes:

	Three Months Ended June 30,		Nine Months Ended June 30,
(In millions)	2020	2019	2020	2019
Cost of sales	$0.1	$0.1	$(0.1)	$1.4
G&A expense	0.2	0.9	1.1	4.1
Total	$0.3	$1.0	$1.0	$5.5
(d) Other (gains), losses and expenses
        Adjusted EBITDA is calculated prior to considering certain other significant (gains), losses and expenses. Such significant items represent substantive and/or unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and qualitative aspects of their nature and they may be highly variable and difficult to predict. Unusual items may represent items that are not part of our ongoing business, items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis, items that would be non-recurring, or items related to products we no longer sell. While not all-inclusive, examples of items that could be included as other (gains), losses and expenses would be amounts related to non-cash foreign currency exchange gains and losses on intercompany loans, significant warranty events, and certain disposals of businesses, products or facilities that do not qualify as discontinued operations under GAAP. For the periods presented such events include the following:
(i)impact of foreign exchange gains and losses;
(ii)foreign exchange impact related to headquarter allocations;
(iii)expenses on disposal related to maintaining non-operational business locations, net of gain on sale;
(iv)expenses incurred by the Company related to the remediation of manufacturing defects caused by a third-party vendor;
(v)charges incurred by the Company related to product rationalization in its electro-chlorination business;
(vi)net pre-tax benefit on the sale of the Memcor product line, which is net of $8.3 million of discretionary compensation payments to employees in connection with the transaction and $1.0 million in transaction costs incurred in the nine months ended June 30, 2020 and a gain on the sale of property in the three and nine months ended June 30, 2019;
(vii)expenses incurred by the Company related to the write-off of inventory associated with product rationalization and facility consolidation; and

(viii)expenses incurred by the Company as a result of the COVID-19 pandemic, including additional charges for personal protective equipment, increased costs for facility sanitization and one-time payments to certain employees.

        Other adjustments include the following (gains), losses and expenses for the periods presented below:

Three Months Ended June 30, 2020
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$—	$—	$—	$—	$0.1	$—	$—	$0.7	$0.8
G&A expense	(4.0)	(0.1)	—	—	—	—	—	0.4	(3.7)
Total	$(4.0)	$(0.1)	$—	$—	$0.1	$—	$—	$1.1	$(2.9)

Three Months Ended June 30, 2019
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$0.2	$—	$—	$0.4	$0.2	$—	$(0.1)	$—	$0.7
G&A expense	(1.4)	—	—	—	—	—	—	—	(1.4)
Other operating (income) expense	—	—	—	—	—	(0.4)	—	—	(0.4)
Total	$(1.2)	$—	$—	$0.4	$0.2	$(0.4)	$(0.1)	$—	$(1.1)

Nine Months Ended June 30, 2020
	Other Adjustments
	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$(0.1)	$—	$—	$0.1	$0.4	$0.2	$—	$0.7	$1.3
G&A expense	(2.4)	—	—	—	—	0.1	—	0.4	(1.9)
Other operating (income) expense	—	—	—	(1.6)	—	(58.3)	—	—	(59.9)
Total	$(2.5)	$—	$—	$(1.5)	$0.4	$(58.0)	$—	$1.1	$(60.5)

Nine Months Ended June 30, 2019
	Other Adjustments
	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$0.2	$—	$0.5	$1.7	$3.2	$—	$5.0	$—	$10.6
G&A expense	3.6	—	—	—	—	—	—	—	3.6
Other operating (income) expense	—	—	—	—	—	(0.4)	—	—	(0.4)
Total	$3.8	$—	$0.5	$1.7	$3.2	$(0.4)	$5.0	$—	$13.8
Adjusted EBITDA on a segment basis is defined as earnings before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. The following is a reconciliation of our segment operating profit to Adjusted EBITDA:

	Three Months Ended June 30,				Nine Months Ended June 30,
	2020		2019		2020		2019
	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$32.6	$23.6	$37.4	$22.5	$102.5	$110.5	$102.3	$38.4
Depreciation and amortization	17.8	3.5	14.0	4.4	50.7	10.7	42.3	13.1
EBITDA	$50.4	$27.1	$51.4	$26.9	$153.2	$121.2	$144.6	$51.5
Restructuring and related business transformation costs (a)	0.2	1.6	—	0.2	0.3	5.6	0.4	0.7
Transaction costs (b)	—	0.1	—	—	—	(1.2)	0.5	0.7
Other losses (gains) and expenses (c)	—	0.1	—	0.2	—	(59.1)	0.1	9.6
Adjusted EBITDA (d)	$50.6	$28.9	$51.4	$27.3	$153.5	$66.5	$145.6	$62.5
(a) Represents costs and expenses in connection with restructuring initiatives distinct to our Integrated Solutions and Services and Applied Product Technologies segments. Such expenses are primarily composed of severance and relocation costs.

(b) Represents costs associated with a change in the current estimate of certain acquisitions achieving their earn-out targets, which resulted in a (decrease) increase to the fair valued amount of the earn-out recorded upon acquisition, distinct to our Integrated Solutions and Services and Applied Product Technologies segments.
(c) Other losses, (gains) and expenses distinct to our Integrated Solutions and Services and Applied Product Technologies segments include the following:

	Three Months Ended June 30,				Nine Months Ended June 30,
	2020		2019		2020		2019
(In millions)	ISS	APT	ISS	APT	ISS	APT	ISS	APT
Net pre-tax benefit on sale of the Memcor product line	$—	$—	$—	$—	$—	$(58.0)	$—	$—
Gain on sale of property	—	—	—	(0.4)	—	—	—	(0.4)
Remediation of manufacturing defects	—	—	—	0.4	—	(1.5)	—	1.7
Product rationalization in electro-chlorination business	—	0.1	—	0.3	—	0.4	—	3.2
Expenses related to maintaining non-operational business locations	—	—	—	—	—	—	0.1	—
Write-off of inventory	—	—	—	(0.1)	—	—	—	5.0
Foreign exchange impact related to headquarter allocations	—	—	—	—	—	—	—	0.1
Total	$—	$0.1	$—	$0.2	$—	$(59.1)	$0.1	$9.6

Immaterial rounding differences may be present in the tables above.

Revenue by Source
Information regarding revenues disaggregated by source of revenue and segment is as follows:

	Three Months Ended June 30,
(In thousands)	2020			2019
	Integrated Solutions and Services	Applied Product Technologies	Total	Integrated Solutions and Services	Applied Product Technologies	Total	% Growth Total
Revenue from capital projects	$64,692	$85,654	$150,346	$52,132	$83,390	$135,522	10.9%
Revenue from aftermarket	29,143	28,086	57,229	29,968	44,873	74,841	(23.5)%
Revenue from service	134,876	5,376	140,252	143,329	6,651	149,980	(6.5)%
Total	$228,711	$119,116	$347,827	$225,429	$134,914	$360,343	(3.5)%
Net Sales Growth by Driver
The following is a reconciliation of net sales growth by driver for the three months ended June 30, 2020. Organic revenue growth is defined as the year-over-year rate of change in revenues excluding the impact of foreign exchange, acquisitions and divestitures.

	Q3'20 Net Sales Growth % Change
	GAAP Reported	Currency	Acquisitions/ Divestitures	Organic
Evoqua Water Technologies	(3.5)%	(0.5)%	(2.7)%	(0.3)%
Integrated Solutions & Services	1.5%	(0.2)%	0.6%	1.0%
Applied Product Technologies	(11.7)%	(1.0)%	(8.2)%	(2.5)%

Adjusted Net Income

	Three Months Ended June 30, 2020
(In millions, except per share amounts)	GAAP Reported	Restructuring and Related Business Transformation Costs (b)	Share-based Compensation (b)	Transaction Costs (b)	Other (gains) losses (b)	Non-GAAP Adjusted
Revenue	$347.8	$—	$—	$—	$—	$347.8
Cost of product sales and services	(237.6)	1.8	—	0.1	0.8	(234.9)
Gross profit	110.2	1.8	—	0.1	0.8	112.9
General and administrative expense	(44.9)	1.3	2.6	0.2	(3.7)	(44.5)
Sales and marketing expense	(29.8)	—	—	—	—	(29.8)
Research and development expense	(2.8)	—	—	—	—	(2.8)
Other operating income (expense), net	0.4	—	—	—	—	0.4
Interest expense	(10.5)	—	—	—	—	(10.5)
Income (loss) before income taxes	22.6	3.1	2.6	0.3	(2.9)	25.7
Income tax (expense) benefit (a)	(0.8)	(0.1)	(0.1)	—	0.1	(0.9)
Net income (loss)	21.8	3.0	2.5	0.3	(2.8)	24.8
Net income attributable to non-controlling interest	0.4	—	—	—	—	0.4
Net income (loss) attributable to Evoqua Water Technologies Corp.	$21.4	$3.0	$2.5	$0.3	$(2.8)	$24.4

Basic income (loss) per common share	$0.18	$0.03	$0.02	$—	$(0.02)	$0.21
Diluted income (loss) per common share	$0.18	$0.02	$0.02	$—	$(0.02)	$0.20

Basic # of shares (in millions)	116.6
Diluted # of shares (in millions)	120.2

	Three Months Ended June 30, 2019
(In millions, except per share amounts)	GAAP Reported	Restructuring and Related Business Transformation Costs (b)	Share-based Compensation (b)	Transaction Costs (b)	Other (gains) losses (b)	Non-GAAP Adjusted
Revenue	$360.3	$—	$—	$—	$—	$360.3
Cost of product sales and services	(249.0)	2.0	—	0.1	0.7	(246.2)
Gross profit	111.3	2.0	—	0.1	0.7	114.1
General and administrative expense	(49.6)	2.2	5.0	0.9	(1.4)	(42.9)
Sales and marketing expense	(31.9)	0.3	—	—	—	(31.6)
Research and development expense	(3.3)	—	—	—	—	(3.3)
Other operating income, net	0.6	—	—	—	(0.4)	0.2
Interest expense	(14.9)	—	—	—	—	(14.9)
(Loss) income before income taxes	12.2	4.5	5.0	1.0	(1.1)	21.6
Income tax benefit (expense) (a)	(7.9)	(1.2)	(1.3)	(0.3)	0.4	(10.3)
Net income	4.3	3.3	3.7	0.7	(0.7)	11.3
Net income attributable to non-controlling interest	0.2	—	—	—	—	0.2
Net income attributable to Evoqua Water Technologies Corp.	$4.1	$3.3	$3.7	$0.7	$(0.7)	$11.1

Basic income per common share	$0.04	$0.03	$0.03	$0.01	$(0.01)	$0.10
Diluted income per common share	$0.03	$0.03	$0.03	$0.01	$(0.01)	$0.09

Basic # of shares (in millions)	114.7
Diluted # of shares (in millions)	119.4

(a)  The blended statutory tax rate was 26% for all periods presented. The blended annual projected tax rate on Non-GAAP adjustments to net income was 3.5% and 26.0% for the three months ended June 30, 2020 and 2019, respectively.
(b) Refer to adjustments on the Adjusted EBITDA reconciliation included in the “Use of Non-GAAP Measures” section above.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include among other things, general global economic and business conditions, including related to the impact of COVID-19 and disruptions in the global oil markets; our ability to execute projects in a timely manner; our ability to accurately predict the timing of contract awards; material and other cost inflation and our ability to mitigate the impact of inflation by increasing selling prices and improving our productivity efficiencies; our ability to achieve the expected benefits of our restructuring actions and restructuring of our business into two segments; our ability to compete successfully in our markets; our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins; our ability to implement our growth strategy, including acquisitions and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; risks associated with product defects and unanticipated or improper use of our products; the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees; our ability to meet our customers’ safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases; litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects; seasonality of sales and weather conditions; risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers; the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion; risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith; risks associated with international sales and operations, including our operations in China; our ability to adequately protect our intellectual property from third-party infringement; our increasing dependence on the continuous and reliable operation of our information technology systems; risks related to our substantial indebtedness; our need for a significant amount of cash, which depends on many factors beyond our control; AEA’s influence over us; and other factors described in the “Risk Factors” section included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, as filed with the SEC on November 25, 2019, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, as filed with the SEC on May 6, 2020, and in other periodic reports we file with the SEC. All statements other than statements of historical fact included in this press release are forward-looking statements including, but not limited to, expectations for fiscal 2020 and statements related to COVID-19, the impact of which remains inherently uncertain. Additionally, any forward-looking statements made in this press release speak only as of the date of this release. We undertake no obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contacts
Investors
Dan Brailer
Vice President, Investor Relations
Evoqua Water Technologies
Telephone: 724-720-1605
Email: dan.brailer@evoqua.com

Media
Lisa Marchewka
Vice President, Brand and Strategy
Evoqua Water Technologies
Telephone: 978-614-7219
Email: lisa.marchewka@evoqua.com